THIRD AMENDMENT AND CONSENT TO
THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT AND CONSENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 6, 2006 (the "Amendment"), among CORE LABORATORIES N.V., a Netherlands limited liability company (the "Parent"), CORE LABORATORIES LP, a Delaware limited partnership (the "US Borrower" and collectively with the Parent, the "Borrowers"), the various financial institutions which are or may become parties to the Credit Agreement as amended hereby, (collectively, the "Lenders"), BANK OF AMERICA, N.A. as administrative agent (the "Administrative Agent") for the Lenders and as letter of credit issuing bank (in such capacity together with any successors thereto, the "LC Issuer).

W I T N E S S E T H

WHEREAS, the Borrowers, the Lenders, the Agents and the LC Issuer are parties to that certain Third Amended and Restated Credit Agreement, dated as of March 24, 2005, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement, dated as of December 20, 2005, as further amended by that certain Second Amendment to Third Amended and Restated Credit Agreement, dated as of July 7, 2006 (as so amended, the "Credit Agreement"); and

WHEREAS, pursuant to that certain Payoff and Resignation Letter, dated as of the date hereof (the "Payoff Letter") from JPMorgan Chase Bank, N.A. (the "Former Administrative Agent") and acknowledged by the Borrowers, the Former Administrative Agent has resigned as "Administrative Agent" and has terminated its commitments and is no longer a "Lender" or an "LC Issuer" under the Credit Agreement;

WHEREAS, the Borrowers, each of the Lenders party to this Amendment, and Bank of America, N.A. ("Bank of America") in its capacity as an LC Issuer under the Credit Agreement desire to appoint Bank of America as "Administrative Agent" (hereinafter, the "New Administrative Agent") under the Credit Agreement as amended by this Amendment;

WHEREAS, the US Borrower has filed a certain Offering Memorandum, dated as of October 31, 2006 (the "Offering Memo"), and substantially simultaneously with the execution and delivery of this Amendment, the US Borrower has entered into that certain Indenture, dated as of the date hereof, (the "Indenture") among the US Borrower, the Parent and Wells Fargo Bank, National Association as Trustee pursuant to which the US Borrower has issued (the "Convertible Note Issuance") up to $300,000,000 of "0.25% Senior Exchangeable Notes due 2011" as described in the Indenture (the "Convertible Notes");

WHEREAS, pursuant to the Indenture and as described in the Offering Memo, the Parent is guaranteeing the obligations of the US Borrower under the Indenture; and

WHEREAS, the Borrowers, the Lenders and the LC Issuer desire to amend certain provisions of the Credit Agreement in connection with the appointment of the New Administrative Agent and the Convertible Note Issuance and other related transactions.

NOW, THEREFORE, the parties hereto hereby agree as follows:

    DEFINITIONS. Unless otherwise defined herein or the context otherwise requires, or except as the definition may be amended by this Amendment, terms used in this Amendment, including its preamble and recitals, shall have the meanings provided in the Credit Agreement, as hereby amended.

    APPOINTMENT OF ADMINISTRATIVE AGENT:

      Acknowledgement of Resignation. Each of the Borrowers, each of the Lenders signatory to this Amendment and Bank of America, N.A. in its capacity as LC Issuer hereby agree and acknowledge that as of the date hereof and pursuant to the Payoff Letter, JPMorgan Chase Bank, N.A. has resigned as "Administrative Agent", has terminated its Commitments, is no longer a Lender under the Credit Agreement and is no longer an LC Issuer under the Credit Agreement and that the delivery of the Payoff Letter constitutes acceptable written notice of resignation pursuant to section 11.12 of the Credit Agreement.

      Appointment of Bank of America, N.A. as Administrative Agent. Pursuant to Section 11.12 of the Credit Agreement, each of the Lenders signatory to this Amendment and the LC Issuer hereby appoint Bank of America, N.A. as the successor Administrative Agent under the Credit Agreement and each of the Borrowers hereby consents to the appointment of Bank of America, N.A. as the successor Administrative Agent as of the date hereof.

    AMENDMENTS TO CREDIT AGREEMENT.

      Omnibus Amendment. All references (i) to "JPMorgan Chase Bank, N.A." or "JPMCB" in the Credit Agreement are hereinafter amended to refer to "Bank of America" (ii) "Syndication Agent" are hereby deleted.

      Section 1.01 of the Credit Agreement is hereby amended by deleting the following definitions:

        "Consolidated Total Capitalization".

        "Eurocurrency Reference Rate".

        "JPMCB".

        "LC Issuer".

        "Prime Rate".

        "Syndication Agent".

      Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following definitions:

        "Acquisition" means any transaction, or any series of related transactions, with a value in excess of $1,000,000 in cash or other Property (other than stock or other equity interests) of either Borrower or any of its respective Subsidiaries, consummated on or after the date of this Agreement, by which a Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, partnership, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors, members or managers (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

        "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

        "Alternate Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Arrangers" means Banc of America Securities, LLC, and its successors in its capacity as Arranger.

        "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina, Houston, Texas and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of the Euro is open for business), and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Charlotte, North Carolina, Houston, Texas and New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

        "Eurocurrency Rate" means, for any Interest Period with respect to a Eurocurrency Advance, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurocurrency Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

        "Federal Funds Effective Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

        "Indemnitee" is defined in Section 10.6.2.

        "LC Issuers" means Bank of America (or any subsidiary or affiliate of Bank of America designated by Bank of America) in its capacity as an issuer of Facility LCs hereunder.

        "Swing Line Lender" means Bank of America or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

      Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions:

        "Consolidated Liquidity" means, with reference to any period, an amount equal to (a) any Unrestricted Cash of the Borrowers and their Subsidiaries as calculated on a consolidated basis for such period and (b) the Aggregate Commitments of the Lenders minus the outstanding principal amount of all Loans and any issued and outstanding Facility LCs; provided that the Borrowers are otherwise permitted to borrow such amount pursuant to the terms and conditions of this Agreement at the time such amount is calculated.

        "Consolidated Net Indebtedness" means at any time, Consolidated Total Indebtedness minus all Unrestricted Cash of the Borrowers and their Subsidiaries calculated on a consolidated basis as of such time.

        "Convertible Note Issuance" means the issuance by the US Borrower of up to $300,000,000 of "0.25% Senior Exchangeable Notes due 2011" (as described in the Indenture) pursuant to and subject to the terms and conditions of the Indenture.

        "Indenture" means that certain Indenture, dated as of November 6, 2006 among the US Borrower, the Parent and Wells Fargo Bank, National Association as Trustee.

        "Offering Memo" means that certain Offering Memorandum filed by the US Borrower and, dated as of October 31, 2006, in connection with the Convertible Note Issuance.

        "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

        "Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Agreed Currency other than Dollars, same day or other funds as may be determined by the Administrative Agent or the LC Issuers, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Agreed Currency other than Dollars.

        "Third Amendment Effective Date" means November 6, 2006.

        "Unrestricted Cash" means, with respect to each fiscal quarter, cash in an amount equal the amount of available cash of the Borrowers and their Subsidiaries as set forth in the balance sheet for such fiscal quarter that is not identified as "restricted" on such balance sheet and is not otherwise characterized as restricted under Agreement Accounting Principles.

      Section 2.25 of the Credit Agreement is hereby amended by replacing the number "$175,000,000" with the number "$150,000,000".

      Section 7.1(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

      "(iii) Unsecured Indebtedness (other than the Indebtedness described in clause (i) or (ii) above) of up to $15,000,000 (or its Equivalent Amount) of the Credit Parties on a consolidated basis and in the aggregate outstanding at any one time;"

      Section 7.1 of the Credit Agreement is hereby amended by adding a new section 7.1(xiii) as follows:

      "(xiii) Indebtedness incurred (a) by the US Borrower in connection with the Convertible Note Issuance in a principal amount outstanding not to exceed $300,000,000, (b) by the Parent in connection with the guaranty of the US Borrower's obligations with respect to the Convertible Note Issuance in a principal amount outstanding not to exceed $300,000,000, or (c) any refinancing of such Indebtedness; provided that (x) in each case the principal maturity date for such Indebtedness is no earlier than three months after the Facility Termination Date and (y) in the case of any refinancing Indebtedness described in clause (c) above, (1) the stated principal amount of such Indebtedness is not greater than the principal amount outstanding at the time of such refinancing and in any event does not exceed $300,000,000 and (2) unless otherwise consented to by the Administrative Agent, such refinancing Indebtedness is on terms and conditions substantially similar to those of the Convertible Note Issuance and the Indenture and is no less favorable than the terms and conditions of the Convertible Note Issuance and the Indenture."

      Section 7.4(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

      "(iii) The repurchase of the Parent's outstanding shares of common stock (a) with the proceeds of the Convertible Note Issuance in an amount not to exceed $120,000,000 and (b) at any time after the Convertible Note Issuance if (1) at the time of such repurchase the ratio of Consolidated Net Indebtedness to Consolidated EBITDA (as measured on a pro forma basis after giving effect to such repurchase) is (A) less than 2.5 to 1.0 as measured during the period from the Third Amendment Effective Date through the fiscal quarter ending March 31, 2008, or (B) less than 2.25 to 1.00 as measured during the period from the fiscal quarter beginning on April 1, 2008 through the Facility Termination Date, and (2) Consolidated Liquidity (as measured on a pro forma basis after giving effect to such repurchase) exceeds $20,000,000; provided that in each case, such repurchase is made pursuant to the valid authorization of the Parent's shareholders and a copy of each such authorization or resolution shall be delivered to the Administrative Agent in accordance with Section 6.1(vii) or (viii) (each such repurchase, an "Eligible Share Repurchase");"

      Section 7.4(viii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

      "(viii) if the ratio of Consolidated Net Indebtedness (as measured on a pro forma basis after giving effect to such Acquisitions) to Consolidated EBITDA (as measured or on a pro forma basis after giving effect to such Acquisitions) is (a) less than (1) 2.5 to 1.0 as measured during the period from the Third Amendment Effective Date through the fiscal quarter ending March 31, 2008, or (2) less than 2.25 to 1.00 as measured during the period from the fiscal quarter beginning on April 1, 2008 through the Facility Termination Date, then Acquisitions by the Parent or any of its Subsidiaries or (b) greater than such amounts during such times, as applicable, then Acquisitions by the Parent and its Subsidiaries if the aggregate amount of all Acquisitions for the previous twelve month period does not exceed Consolidated EBITDA for the same twelve month period; provided that in each case, each such Acquisition is of an entity engaged in substantially the same line of business as the Borrowers and their respective Subsidiaries and after giving pro forma effect to such Acquisition, the Borrowers and the other Credit Parties are in compliance with each of the other covenants set forth in this Agreement, including without limitation, those set forth in Section 7.1 and 7.7;"

      Section 7.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

      "7.6 Derivatives. Neither Borrower will, nor will it permit any of its Subsidiaries to, enter into any Derivatives other than (i) interest rate and foreign exchange Derivatives entered into for purposes of hedging bona fide interest and foreign exchange risk and (ii) Derivatives entered into in connection with exchangeable note hedge transactions as more full described in the "Use of Proceeds" section of the Offering Memo, and in each case, such Derivatives are not entered into for speculation."

      Section 7.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

      "7.7 Financial Covenants.

      7.7.1 Coverage Ratio. The Parent will not permit the ratio, determined as of the end of each of its fiscal quarters, for the then most recently ended four fiscal quarters of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, to be less than 3.00 to 1.00 for any period of four consecutive fiscal quarters.

      7.7.2 Leverage Ratio. The Parent will not permit the ratio, determined as of the end of each of its fiscal quarters, for the then most-recently ended four fiscal quarters of (i) Consolidated Net Indebtedness to (ii) Consolidated EBITDA to be greater than:

      (a) 3.00 to 1.00 during the period from the Third Amendment Effective Date through the fiscal quarter ending March 31, 2008;

      (b) 2.75 to 1.00 during the period from the fiscal quarter beginning on April 1, 2008 through the fiscal quarter ending September 30, 2009; and

      (c) 2.50 to 1.00 during the period from the fiscal quarter beginning on October 1, 2009 through the through the Facility Termination Date;

      provided that solely for the purposes of calculating Consolidated EBITDA for this section 7.7.2, Consolidated EBITDA shall be measured on a pro forma basis."

      Section 7.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

      "7.8 Capital Expenditures. Neither Borrower will, nor will it permit any Subsidiary to, make Consolidated Capital Expenditures in excess of an amount equal to fifty percent (50%) of Consolidated EBITDA for the previous twelve months, if at any time, the ratio of Consolidated Net Indebtedness (as measured on a pro forma basis) to EBITDA is greater than 2.5 to 1.0."

      Section 10.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

      "10.6 Expenses; Indemnity; Damage Waiver;

      10.6.1 Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any Facility LCs or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the LC Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Facility LCs issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Facility LCs.

      10.6.2 Indemnification by the Borrowers. Each of the Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by either of the Borrowers or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Facility LC or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Facility LC if the documents presented in connection with such demand do not strictly comply with the terms of such Facility LC), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by either of the Borrowers or any of their respective Subsidiaries, or any environmental liability related in any way to either of the Borrowers or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by either of the Borrowers or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by either of the Borrowers or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if either of the Borrowers or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

      10.6.3 Reimbursement by Lenders. To the extent that either of the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer or such Related Party, as the case may be, such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 10.5.

      10.6.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Facility LC or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

      10.6.5 Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

      10.6.6 Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the LC Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations."

      Section 10.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

      "10.11 Treatment of Certain Information; Confidentiality; USA Patriot Act. Each of the Administrative Agent, the Lenders and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, "Information" means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuer on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

      Each of the Administrative Agent, the Lenders and the LC Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws

      Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act."

      Article XI of the Credit Agreement is hereby amended and restated in its entirety as follows:

      "ARTICLE XI

      THE ADMINISTRATIVE AGENT

      11.1 Appointment and Authority. Each of the Lenders and the LC Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuers, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

      11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

      11.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by either Borrower, a Lender or the LC Issuer. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

      11.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Facility LC, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Facility LC. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

      11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

      11.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify either Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer and Swing Line Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and Swing Line Lender, (b) the retiring LC Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Facility LCs, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Facility LCs.

      11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

      11.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.

      11.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

      (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the LC Issuer and the Administrative Agent under Sections 2.6, 2.23.4, and 10.6 allowed in such judicial proceeding; and

      (b) #9; to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

      and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.6 and 10.6. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the LC Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the LC Issuer in any such proceeding.

      11.10 Guaranty Matters. The Lenders and the LC Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor (other than the Parent) from its obligations under the its respective Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release any Guarantor (other than the Parent) from its obligations under its respective Guaranty pursuant to this Section 11.10."

      The Pricing Schedule attached to the Credit Agreement is hereby amended and restated in it entirety by replacing it with a new Pricing Schedule attached as Exhibit A hereto.

      Annex I - Commitment Schedule to the Credit Agreement is hereby amended and restated in it entirety by replacing it with a new Annex I - Commitment Schedule attached as Exhibit B hereto.

    CONSENT AND WAIVER.

      Consent to Prepayment of Certain Lenders. Notwithstanding any terms, conditions or requirements of Sections 2.6, 2.8 or 2.14 of the Credit Agreement to the contrary, the Borrowers and each of the Lenders signatory to this Amendment hereby consent to (a) the indefeasible prepayment in full in cash of JPMorgan Chase Bank, N.A. (the "Prepaid Lender"), including the payment of any and all costs required to be paid in connection with Section 3.5 and any other related costs or fees, (b) the termination of the Prepaid Lender's Commitments, (c) the termination of any commitments of the Prepaid Lender with respect Facility LCs and (d) the termination of all of the Prepaid Lender's obligations with respect to any Facility LCs of another LC Issuer, including without limitation any participations by the Prepaid Lender in such Facility LCs and the related LC Obligations.

      Revised Commitments and Reimbursement Obligations. In connection with the prepayment of the Prepaid Lender, the Borrowers and each of the Lenders signatory hereto hereby consent and agree to (a) the revised Commitments and allocations set forth in the Commitment Schedule attached hereto as Exhibit B and in the replacement Notes executed and delivered to any such Lender requesting such replacement Note and (b) to a reallocation of each such Lender's obligations with respect to any Facility LCs outstanding on and after the date hereof, including without limitation participations in such Facility LCs and the related LC Obligations, such reallocation to be based on such Lender's Pro Rata Share after giving effect to this Amendment and the revised Commitments.

    REPRESENTATIONS AND WARRANTIES. In order to induce the Lenders and the Agents to enter into this Amendment, each Borrower hereby reaffirms, as of the date hereof, its respective representations and warranties contained in Article V of the Credit Agreement (except to the extent any such representation and warranty relates solely to an earlier date) and additionally represents and warrants as follows:

      Existence and Standing. Each of the Borrowers and their respective Subsidiaries is a corporation, limited partnership, limited liability company or other Person duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite authority to conduct its business and is duly qualified or licensed to transact business as a foreign corporation, limited partnership, limited liability company or other Person and in good standing under the laws of each jurisdiction in which the conduct of its operations or the ownership or leasing of its properties requires such qualification or licensing, except where failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.

      No Conflict; Government Consent. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof ("Government Approval"), which has not been obtained by a Credit Party or any of its Subsidiaries, is required to be obtained by such Credit Party or any of its Subsidiaries in connection with the execution and delivery of this Amendment, the Loan Documents, the borrowings under the Credit Agreement, as amended hereby, the payment and performance by such Credit Party of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except, in each case, to the extent that the failure to obtain such order, consent, adjudication, approval, license, authorization, validation, exemption or other action or to make such filing, recording or registration could not reasonably be expected to have a Material Adverse Effect.

      Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Borrower of this Amendment and the consummation of the transactions contemplated hereby and by the Credit Agreement as so amended, are within each Borrowers' corporate or other similar organizational powers, have been duly authorized by all necessary corporate action, and do not (a) contravene either Borrowers' organizational documents, including, without limitation, its articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, operating or other management agreement or other similar organic documents; (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting either Borrower; or (c) result in, or require the creation or imposition of, any Lien on any Properties of either Borrower or any Subsidiaries.

      Governmental Approval, Regulation etc. No Government Approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery or performance by either Borrower of this Amendment.

      Validity, etc. This Amendment and the Credit Agreement, as amended, hereby constitute the legal, valid and binding obligations of each Borrower enforceable against either Borrower in accordance with their respective terms except as such enforceability is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing.

    CONDITIONS PRECEDENT TO EFFECTIVENESS. This Amendment shall become effective (the "Effective Date") upon the satisfaction of the following conditions precedent or the written waiver thereof by the Administrative Agent:

      the Administrative Agent shall have received counterparts of this Amendment executed and delivered on behalf of the Borrowers, the Administrative Agent and the each of the Lenders other than the Prepaid Lender (the "Remaining Lenders") and any replacement Notes requested by the Remaining Lenders reflecting the revised Commitments of the Remaining Lenders executed and delivered on behalf of the Borrowers;

      the Administrative Agent, for the benefit of the Administrative Agent and the Remaining Lenders, shall have received an opinion of counsel to the Borrowers in form and substance reasonably acceptable to the Administrative Agent regarding (a) the effectiveness and enforceability of the Credit Agreement as amended by this Amendment and (b) the effectiveness and enforceability of the Indenture and any other documents executed and delivered in connection with the Convertible Note Issuance (the "Issuance Documents");

      the Administrative Agent shall have received counterparts of an Acknowledgment and Agreement of each of the Guarantors in form and substance satisfactory to the Administrative Agent consenting and agreeing to the execution and delivery of this Amendment and the performance of the Credit Agreement as amended by this Amendment and the continued performance of each applicable Guaranty;

      a certificate or certificates of the US Borrower, dated as of the date hereof, has been executed and delivered to the Administrative Agent certifying, inter alia, (a) true and correct copies of resolutions adopted by the General Partner or its board of managers or other appropriate body authorizing (i) the negotiation, execution and delivery of this Amendment and the performance of the Credit Agreement as amended hereby, (ii) the negotiation, execution, delivery and performance of the Indenture and each of the other Issuance Documents to which it is a party and (iii) in connection with the proceeds received by the US Borrower from the Convertible Note Issuance, any intercompany loan from the US Borrower to the Parent the proceeds of which will be used by the Parent for Eligible Repurchases, (b) true and correct copies of the limited partnership agreement of the US Borrower and the limited liability company agreement of the General Partner, (c) a certificate of good standing and existence of each of the US Borrower and the General Partner in their respective states of organization, (d) a Compliance Certificate substantially in the form of Exhibit B to the Credit Agreement setting forth the calculations for the financial covenants in the Credit Agreement as amended by this Amendment after giving pro forma effect to the Convertible Note Issuance and the transactions contemplated in connection therewith including any Eligible Repurchases (as defined in the Credit Agreement as amended by this Amendment), (e) that no Default or Unmatured Default exists immediately prior to and immediately after giving pro forma effect to the Convertible Note Issuance and the transactions contemplated in connection therewith including any Eligible Repurchases (as defined in the Credit Agreement as amended by this Amendment), (f) that since March 25, 2005, no event or events have occurred that, in the aggregate, could reasonably be expected to have a Material Adverse Effect, (g) an incumbency of the US Borrower and the General Partner of such Officer's or individuals executing this Amendment and any other documents delivered in connection herewith on behalf of the US Borrower and (h) true and correct copies of the duly executed and delivered Offering Memorandum, Indenture and any other Issuance Documents;

      a certificate or certificates of the Parent, dated as of the date hereof, has been executed and delivered to the Administrative Agent certifying, inter alia, (a) true and correct copies of resolutions adopted by the Parent or its board of directors or board of managers or other appropriate body authorizing (i) the negotiation, execution and delivery of this Amendment and the performance of the Credit Agreement as amended hereby, (ii) the negotiation, execution, delivery and performance of the Indenture and each of the other Issuance Documents to which it is a party and (iii) any Eligible Repurchases to be made in connection with the Convertible Note Issuance, (b) true and correct copies of the articles of incorporation and bylaws (or other similar charter documents) of the Parent, (c) extracts from the Dutch Commercial Register or other certificates of appropriate public officials as to the existence of the Parent in its jurisdiction of organization, (d) a Compliance Certificate substantially in the form of Exhibit B to the Credit Agreement setting forth the calculations for the financial covenants in the Credit Agreement as amended by this Amendment after giving pro forma effect to the Convertible Note Issuance and the transactions contemplated in connection therewith including any Eligible Repurchases (as defined in the Credit Agreement as amended by this Amendment), (e) that no Default or Unmatured Default exists immediately prior to and immediately after giving pro forma effect to the Convertible Note Issuance and the transactions contemplated in connection therewith including any Eligible Repurchases (as defined in the Credit Agreement as amended by this Amendment), (f) that since March 25, 2005, no event or events have occurred that, in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (g) an incumbency of the Parent of such Officer's or individuals executing this Amendment and any other documents delivered in connection herewith on behalf of the Parent;

      any fees required to be paid on or before the date hereof shall have been paid, including without limitation the Amendment Fees (as described in Exhibit C hereto) payable to each Remaining Lender and any other fees payable to the Administrative Agent pursuant to that certain confidential Fee Letter, dated as of November 6, 2006; and

      unless waived by the Administrative Agent, the Borrower shall have paid all reasonable attorney costs of the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of reasonable attorney costs as shall constitute its reasonable estimate of attorney costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

    EFFECT OF AMENDMENT. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

    GOVERNING LAW, SEVERABILITY, ETC. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA, WITHOUT REGARD TO PRINCIPLES OF THE CONFLICTS OF LAW. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

    MISCELLANEOUS.

      Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      NO ORAL AGREEMENTS. THIS WRITTEN AMENDMENT AND THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

BORROWERS

CORE LABORATORIES N.V.

BY: Core Laboratories International B.V., its sole Managing Director

By: ____________________________________________

Name:

Title:

CORE LABORATORIES LP

BY: Core Laboratories LLC, its General Partner

By:
Name:
Title:

AGENTS AND LENDERS

BANK OF AMERICA, N.A.,
as Administrative Agent

By:________________________________
Name:
Title:

BANK OF AMERICA, N.A.,
as a Lender and as an LC Issuer

By:________________________________
Name:
Title:

COMERICA BANK, as a Lender

By:________________________________
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:________________________________
Name:
Title:

EXHIBIT A

PRICING SCHEDULE

PRICING SCHEDULE
Consolidated Net Indebtedness/ Consolidated EBITDA	LIBOR +	ABR +	Commitment Fee
≥ 2.5x	112.5 bps	0 bps	20.0 bps
< 2.5x	87.5 bps	0 bps	17.5 bps
< 2.0x	75.0 bps	0 bps	15.0 bps
< 1.5x	62.5 bps	0 bps	12.5 bps
< 1.0x	50.0 bps	0 bps	10.0 bps

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Parent's Status as reflected in the then most recent financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable financials. If the Parent fails to deliver the financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

EXHIBIT B

COMMITMENT SCHEDULE

Lender	Commitment
Bank of America, N.A.	$50,000,000
Comerica Bank	$25,000,000
Wells Fargo Bank, National Association	$25,000,000
Total:	$100,000,000

EXHIBIT C

FEES

1. Amendment Fees shall payable to each Lender in an amount equal to 10 bps on such Lender's Commitment under the Credit Agreement as amended by this Amendment.

2. Commitment Fees shall be payable pursuant to the Credit Agreement as amended by this Amendment.